Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

The Undersigned, desiring to form a limited partnership pursuant to Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

FIRST. The name of the limited partnership is OAS LP.

SECOND. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The name and mailing address of the general partner is OAS GP LLC, 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of June 24, 2014.

By:	OAS GP LLC
General Partner

/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Authorized Person